EXHIBIT 14.3

SALLES, SAINZ – GRANT THORNTON, S.C.

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statements of Pointer Telocation Ltd. (the “Company”), on Form F-3 and on Form S-8, and each prospectus constituting a part thereof, of our report dated January 30, 2007, relating to the financial statements for Pointer Recuperación de México, S.A de C.V, for the year ended December 31, 2006 included in this Annual Report of the Company on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ SALLES, SAINZ - GRANT THORNTON, S.C.

Mexico City, Mexico
May 29, 2007